Exhibit 10.1

VIRTUSA CORPORATION
EXECUTIVE VARIABLE CASH COMPENSATION PLAN

I.                                         PURPOSE

This Executive Variable Cash Compensation Plan (the “Bonus Plan”) is intended to provide an incentive for superior work and to motivate eligible executives of Virtusa Corporation (the “Company”) and its subsidiaries toward achievement of certain annual revenue and operating margin goals of the Company, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives.  The Bonus Plan is for the benefit of Covered Executives (as defined below).

II.                                     COVERED EXECUTIVES

From time to time, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) may select certain key executives (the “Covered Executives”) to be eligible to receive bonuses hereunder.

III.                                 ADMINISTRATION

The Compensation Committee shall have the sole discretion and authority to administer and interpret or modify the Bonus Plan and any term thereof, subject only to approval of the Board of Directors of the Company (the “Board”).

IV.                                BONUS DETERMINATIONS

A.            A Covered Executive may receive a bonus payment under the Bonus Plan based upon the attainment of performance targets which are established by the Compensation Committee and approved by the Board and relate to financial and operational metrics with respect to the Company or any of its subsidiaries (the “Performance Goals”), including annual revenue and operating income targets established by the Compensation Committee as approved by the Board for any Bonus Year (as defined below).  Such revenue and operating income targets, as well as applicable targeted bonuses for each Covered Executive, for any given Bonus Year will be set forth on Exhibit A hereto.

B.            Except as otherwise set forth in this Section 4(B):  (i) any bonuses paid to Covered Executives under the Bonus Plan shall be based solely upon objectively determinable bonus formulas that tie such bonuses to one or more performance targets relating to the Performance Goals, (ii) bonus formulas for Covered Executives shall be adopted with respect to the Bonus Year  by the Compensation Committee and approved by the Board and (iii) no bonuses shall be paid to Covered Executives unless and until the Compensation Committee makes a determination with respect to the attainment of the performance objectives and the Board approves of such determination for such Bonus Year.  For purposes of this Bonus Plan, of the Targeted Covered Executive Bonus (as set forth in Exhibit A hereto for any given Bonus Year with respect to each Covered Executive)

1.                                       Revenue targets shall contribute 50% of the applicable targeted Bonus Payment (as adjusted per the percentages on Exhibit A to extent the Company achieves, exceeds or misses the applicable target); payment of all or any portion of any applicable revenue target bonus shall be based and determined solely and independently on the Company’s achievement of such revenue performance metric as set forth in Exhibit A;

2.                                       Operating Income targets shall contribute 50% of the applicable targeted Bonus Payment (as adjusted per the percentages on Exhibit A to extent the Company achieves, exceeds or misses the applicable target); payment of all or any portion of any applicable operating income bonus shall be based and determined solely and independently on the Company’s achievement of such operating income performance metric as set forth in Exhibit A;

C.            Each Covered Executive shall have a targeted bonus opportunity for the Bonus Year as set forth in Exhibit A hereto.  A “Covered Executive” shall mean an executive officer of the Company listed on Exhibit A hereto or as otherwise designated by the Compensation Committee and the Board of Directors of the Company.

D.            The payment of a bonus to a Covered Executive with respect to the Bonus Year shall be conditioned upon the Covered Executive’s employment by the Company on the last day of the Bonus Year and on the date of actual payment of such Bonus by the Company; provided, however, that the Compensation Committee may make exceptions to this requirement, in its sole discretion, including, without limitation, in the case of a Covered Executive’s termination of employment, retirement, death or disability, subject to Board approval or as otherwise set forth in a Covered Executive’s employment agreement.

E.             The term of the Bonus Plan extends from April 1 through March 31 of each year (each, a “Bonus Year”).  To the extent that any Covered Executive is not employed by the Company on the first day of the applicable Bonus Year, but is employed by the Company continuously after such date for the remainder of the Bonus Year and up to the time of any bonus payment hereunder, except as otherwise determined by the Compensation Committee, the Covered Executives applicable bonus amount shall be pro-rated based on the portion of the Bonus Year that such Covered Executive is employed by the Company, provided that the Covered Executive satisfies all of the criteria for earning and being paid such bonus under the terms herein.

V.                                    TIMING OF PAYMENT

The Performance Goals will be measured at the end of each fiscal year after the Company’s financial reports and related metrics have been approved by the Board  for the applicable period  If the Performance Goals are met, subject to satisfaction of all other terms in this Bonus Plan, the Company shall, after such Board approval, make such payments promptly, but in any event, within 75 days after the expiration of the period against which the applicable Performance Goals were being measured and calculated.

VI.                                AMENDMENT AND TERMINATION

The Company reserves the right to amend, modify or terminate the Bonus Plan at any time in its sole discretion.

Exhibit A

FY2012 Performance Targets

Executive	Fiscal Year	Total Variable Cash Compensation @100% Plan	Revenue (50%)	Operating Profit (50%)
Kris Canekeratne-CEO	FY2012	$320,000	$ [REDACTED*]*M	$ [REDACTED*]*M
Tom Holler —EVP and CSO	FY2012	$165,000	$ [REDACTED*]*M	$ [REDACTED*]*M
Keith Modder-EVP and COO	FY2012	$125,000	$ [REDACTED*]*M	$ [REDACTED*]*M
Raj Rajgopal, EVP, Business Development and Client Services	FY2012	$250,000	$ [REDACTED*]*M	$ [REDACTED*]*M
Ranjan Kalia-SVP, Finance, CFO	FY2012	$150,000	$ [REDACTED*]*M	$ [REDACTED*]*M
Samir Dhir, SVP, Global Delivery	FY2012	$55,000	$ [REDACTED*]*M	$ [REDACTED*]*M

To the extent that revenue or operating profit is below or above such 100% VCCP target thresholds, the % bonus will be applied per the table below by the Compensation Committee; provided that if the actual results are in between the below listed targets, the Committee may pro-rate the variable cash compensation amounts, subject to the terms below:

VCCP payments if below or above 100% VCCP Targets

Fiscal Year 2012 Revenue	% of Total Targeted Variable Cash Compensation for Revenue Target	Fiscal Year 2012 Operating Profit	% of Total Targeted Variable Cash Compensation for Operating Profit Target	*
$[REDACTED*]M (a)	70%	$[REDACTED*]M(b)	70%	$[REDACTED*]M
$[REDACTED*]M*	100%	$[REDACTED*]M	100%	$[REDACTED*]M
$[REDACTED*]M(1)	150%	$[REDACTED*]M	150%	$[REDACTED*]M
$[REDACTED*]M(2)	200%	$[REDACTED*]M	200%	$[REDACTED*]M

(a)Below $[REDACTED*]M in revenue, no variable cash compensation for revenue is earned or paid

(b)Below $[REDACTED*]M in operating profit, no variable cash compensation for operating profit is earned or paid

(1)Includes $*

(2)***

*Confidential